Exhibit 10.26

CONSENT AGREEMENT

CONSENT AGREEMENT, dated as of April 4, 1997 (this “Agreement”) between Bolloré Technologies S.A., a corporation organized under the laws of the Republic of France (“Bolloré”), and North Atlantic Trading Company, Inc., a Delaware corporation (“NATC”).

WHEREAS, the parties hereto are parties to three Amended and Restated Distribution and License Agreements dated as of November 30, 1992 relating to the distribution of Zig Zag cigarette paper booklets in each of the United States (the “U.S. Agreement”), Canada (the “Canadian Agreement”) and Hong Kong and certain other territories (the “Asian Agreement”), as amended by agreements dated January 28, 1993, March 31, 1993, June 10, 1996 and September 25, 1996 (the U.S. Agreement, the Canadian Agreement and the Asian Agreement are sometimes hereinafter referred to collectively as the “Distribution Agreements”);

WHEREAS, the Distribution Agreements provide. inter alia, that (i) NATC may not assign its rights or obligations thereunder to a third party without the consent of Bolloré and (ii) that neither NATC nor its patent company, NATC Holdings, U.S.A., Inc., a Delaware corporation (“NATC Holdings”), may undergo a Change in Control (as such term is defined in the Distribution Agreements) without the consent of Bolloré;

WHEREAS, NATC desires to obtain the consent of Bolloré to, and Bolloré is willing, on the terms and conditions set forth herein, to consent to, the transactions (the “Transactions”) pursuant to which (i) all of the issued and outstanding capital stock of NATC Holdings will be sold to NTC Holding, LLC, a Delaware limited liability company, or one of its wholly-owned subsidiaries (collectively, the “Buyer”) and (ii) in connection with me refinancing of the Buyer’s existing indebtedness and the financing for the transactions described in clause (i) above. Buyer will incur senior indebtedness in an amount equal to One Hundred Thirty Million Dollars ($130,000,000) and pledge to its senior lenders (the “Senior Lenders”) all of the capital stock of NATC and NATC will grant a security interest in favor of such lenders in NATC’s inventory and NATC’s rights under the Distribution Agreements;

WHEREAS, the Buyer will convert from a limited liability company into a corporation prior to consummation of the Transactions and the Buyer’s equity holders will be the persons set forth on Schedule A hereto at the time of the consummation of the Transactions (the “Closing”);

WHEREAS, Societe Generale will act as agent (the “Agent”) for the Senior Lenders and be a Senior Lender; and

WHEREAS, the parties hereto wish to amend certain provisions of the Distribution Agreements, effective upon the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.          Subject to the provisions of this Agreement, anything contained in the Distribution Agreements to the contrary notwithstanding, Bolloré hereby consents to the Transactions.

2.          (a) In consideration for the consent of Bolloré pursuant to Section 1, subject to the provisions of this Agreement, NATC shall pay to Bolloré an amount equal to Five Million Dollars ($5,000,000) (the “Consent Payment”), payable by wire transfer of immediately available funds at the times set forth below. The Consent Payment shall be payable as follows: (i) Two Million Five Hundred Thousand Dollars ($2,500,000) shall be payable at the Closing and the remaining Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Remainder Payment”) shall be payable in five equal installments of Five Hundred Thousand Dollars ($500,000) on each six month anniversary of the Closing. NATC’s obligation to pay the Consent Payment and the payment described in Section 2(b) below is conditioned upon consummation of the Closing.

(b)  Bolloré’s consent pursuant to Section 1 is conditioned upon Bolloré’s receipt at the Closing of (i) a payment from United States Tobacco Company, a Delaware corporation (“USTC”), in an amount equal to five percent (5%) of NATC’s payment to USTC to cancel NATC’s obligation to make any further Trademark Contingent Royalty Payments pursuant to Section l.06(a) of that certain Asset Purchase Agreement dated as of November 25, 1992 among NATC, USTC and certain subsidiaries of USTC, as amended, which share is payable to Bolloré pursuant to Section 3 of that certain Consent Agreement dated as of November 30, 1992 (the “Consent Agreement”) among Bolloré, USTC and certain subsidiaries of USTC, as amended, plus (ii) a payment from NATC in an amount equal to the amount, if any, by which the amount paid by USTC pursuant to the preceding clause (i) is less than the Base Amount (as hereinafter defined). As used herein, the term “Base Amount” means an amount equal to (A) Two Million Dollars ($2,000,000) minus (B) all payments made to Bolloré pursuant to Section 3 of the Consent Agreement which are paid after the date of this Agreement and prior to the Closing (but expressly excluding from such payments, the payment to be made pursuant to clause (i) of the preceding sentence and any payments in respect of the 1996 calendar year).

(c)  Anything contained in the Distribution Agreements to be contrary notwithstanding, in the event that NATC shall fail to pay to Bolloré any installment of the Remainder Payment when due as provided above, then Bolloré shall have the same rights and remedies pursuant to each of the Distribution Agreements as if NATC had failed to pay to Bolloré when due the purchase price for any products shipped to NATC by Bolloré pursuant to such Distribution Agreement, except that NATC shall not have the right to dispute whether such amount is due (unless it has actually paid such amount when due).

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3.          At the Closing, Bolloré shall enter into an agreement with NATC and the Agent (on behalf of the Senior Lenders) containing substantially the same terms and provisions as that certain letter agreement dated May 5, 1995 among Bolloré, NATC Holdings, NATC and NationsBank, N.A. (Carolinas), except for (i) changing references to the appropriate Senior Lenders, loan and security agreements and the loans evidenced thereby and (ii) changing the termination date for such letter agreement from April 30, 2000 to the fifth anniversary of the date of the Closing.

4.          Effective as of the Closing, (i) Buyer will enter into a letter agreement with Bolloré in the form of Schedule A hereto and (ii) the Distribution Agreements shall be amended as follows:

a.	Sections 3(b), 3(c) and 3(d) of each of the Distribution Agreements shall be amended by deleting all references to the date “December 31, 2001” and substituting in lieu thereof the date “December 31, 2004.”

b.	Section 6(c) of each Distribution Agreement shall be deemed to be amended to incorporate the provisions of Section 2(c) of this Agreement.

c.	Section 11(a) of the U.S. Agreement and Section 10(a) of each of the Canadian Agreement and the Asian Agreement shall be amended by deleting the definitions of “Original Stockholder” and “Sole Parent” and substituting in lieu thereof the following new definitions:

“Original Stockholder” shall mean each of the persons listed on Exhibit A hereto.

“Sole Parent” shall mean any Parent which owns directly or indirectly 100% of all classes of capital stock of the Distributor or another Sole Parent of me Distributor; as of the date hereof, NTC Holdings L.L.C., a Delaware limited liability company, (or its successor upon conversion of such entity into a corporation) is the Sole Parent.

In addition, each Distribution Agreement will be amended as follows to reflect the new ownership structure of NATC: Exhibit A to this Agreement will be added as a new Exhibit A to each of the Distribution Agreements.

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d.	Section 11(b) of the U.S. Agreement and Section 10(b) of each of the Canadian Agreement and the Asian Agreement shall be amended by deleting from subparagraphs (iii) and (iv) thereof the words “fifth anniversary of the Effective Date of this Agreement” and substituting in lieu thereof the words “third anniversary of the closing of the transactions pursuant to which NTC Holdings L.L.C., a Delaware limited liability company, (or its successor upon conversion of such entity into a corporation) shall have acquired all of the outstanding capital stock of NATC Holdings USA. Inc., a Delaware corporation.”

e.	All sections and references relating to the “Steinhardt Group” and “Diluted Class B Stockholder” will be deleted.

5.          Bolloré hereby acknowledges and agrees that the amendments to the Distribution Agreements set forth in Section 4(c) above satisfy in full NATC’s obligation to amend the Distribution Agreements to reflect the “new ownership structure as reasonably required by Bolloré following the Change of Control (as such term is defined in the Distribution Agreements) resulting from the Transactions. Bolloré hereby consents to the disclosure of the Distribution Agreements to the Buyer and its prospective lenders, provided that such persons agree to keep the terms thereof confidential pursuant to customary confidentiality agreements. Bolloré hereby further acknowledges and agrees that the execution of this Agreement by Bolloré shall constitute its consent under Section 7 of the Consent Agreement.

6.          NATC represents and warrants to Bolloré that neither NATC, NATC Holdings or any of its stockholders or their affiliates nor Buyer or any of its stockholders or affiliates it making any payment in recipient of the Transactions to UITC or any of its affiliate other than the payment described in clause (i) of Section 2(b) of this Agreement.

7.          a.        NATC owns the registered trademarks listed on Schedule 1 hereto (“Tobacco Marks”) and has filed the trademark applications listed on Schedule 1 hereto (“Tobacco Applications”), and Bolloré owns the registered trademarks listed on Schedule 2 hereto and intends to file, within 30 days of the date hereof, applications for the trademarks described on Schedule 2 hereto (“Paper Applications”), and the parties have executed a Trademark Consent Agreement with respect thereto in the form attached as Exhibit B hereto, Buyer or NATC, as appropriate, and Bolloré will negotiate in good faith to enter into an agreement on terms and conditions to be mutually agreed by Buyer and Bolloré limited and reasonably related to the matters referred to in paragraph b. below (“Buyer Trademark Agreement)”.

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b.           The Buyer Trademark Agreement shall provide for the following:

i.           Bolloré will Diligently (as defined below) prosecute the Paper Applications with the US Patent and Trademark Office (“PTO”). and seek the issuance of the registrations for the trademarks covered thereby. Buyer or NATC, as appropriate, will Diligently prosecute the Tobacco Applications with the PTO, and seek the issuance of the registrations of the trademarks covered thereby. Bolloré and NATC or Buyer, as appropriate, shall supply the other with copies of all communications received from or transmitted to the PTO concerning their respective trademark applications. Each of Bolloré and NATC or Bayer, as appropriate, will provide reasonable cooperation to the other at its own expense in their respective prosecutions of their respective trademark applications, including but not limited to, the giving of such reasonable consents as may be necessary to achieve the issuance of registrations on such trademark applications. “Diligently” shall include, but shall not be limited to, the making of reasonable submissions and arguments to the examiner both before and, where permissible, after final rejection and proceeding with all applications, submissions and arguments as promptly as possible.

ii.          Subject to Bolloré’s rights under paragraph iii. below, if any Paper Application is finally rejected by the PTO based, at least in part, on a trademark registration of NATC or Buyer, Bolloré will at its own cost, promptly and diligently appeal such decision to the Trademark Trial and Appeal Board (“TTAB”) and, if necessary, to the US Court of Appeals for the Federal Circuit (“Appeals Court”), and NATC and buyer, as appropriate, will at their own cost, cooperate with such appeal as reasonably requested by Bolloré.

Subject to Bolloré’s rights under paragraph iii. below if any Tobacco Application is finally rejected by the PTO based, at least in part, on a trademark registration by Bolloré, NATC or Buyer, as appropriate, will at its own cost, promptly and diligently appeal such decision to the TTAB and, if necessary, to the Appeals Court, and Bolloré will, at its own cost cooperate with such appeal as reasonably requested by NATC or Buyer, as appropriate.

iii.          A.   If neither the decision of the TTAB, nor, if further appealed, the decision of the Appeals Court reverses the PTO rejection of any Paper Application or Tobacco Application and the applicable registrations are not issued, Bolloré shall have the right, upon 30 days prior written notice, to acquire from NATC or Buyer, as appropriate, and NATC or Buyer, as appropriate, shall be requited to sell, all tight, title and interest to the Tobacco Marks and Tobacco Applications, including all associated goodwill, for the sum of 100,000 US Dollars, subject to the license referred to in paragraph iv. below.

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B.    Notwithstanding anything to the contrary in paragraph ii. above, at any time after final rejection by the PTO of any Tobacco Application or Paper Application and after making such reasonable submissions and arguments as the parties are able to make to the examiner thereafter (including but not limited to, any thereof which the examiner suggests) during the period expiring on the earlier of receipt of a written communication from the PTO rejecting or accepting such submissions and arguments or 90 days after the date of a final rejection mailed after the date of this Agreement, or if a final rejection has been made prior to the date of this Agreement 195 days after the date of this Agreement, Bolloré may elect not to appeal or continue an appeal or may direct NATC or Bayer, as applicable, to not appeal or continue an appeal to the TTAB or Appeals Court. In such event, Bolloré shall so notify NATC or Buyer, as applicable, in writing, and, upon 10 days prior written notice, Bolloré shall acquire from NATC or Buyer, as applicable, and NATC and Buyer, as applicable, shall be required to sell, all right, title and interest to the Tobacco Marks and the Tobacco Applications, including all associated goodwill, for the sum of $500,000 US Dollars, subject to the license referred to in paragraph iv. below.

iv.          If Bolloré elects to acquire the Tobacco Marks and Tobacco Applications as provided in paragraph iii above, Bolloré and NATC or Buyer, as applicable, shall enter into a royalty free, exclusive license for the Tobacco Marks in the US territory for renewable terms of successive 20 year periods. Such license shall contain terms and conditions similar to those contained in applicable Sections of the US Agreement or as otherwise agreed by the parties. In addition, Bolloré and NATC shall amend Sections 3(b), 3(c) and 3(d) of each of the Distribution Agreements by changing the date December 31, 2004 to December 31, 2006 (if the election by Bolloré is under paragraph iiiA above) or December 31, 2005 (if the election by Bolloré is under paragraph iiiB above).

c.            This Agreement is subject to and conditioned upon Bolloré and Buyer entering into a mutually acceptable Buyer Trademark Agreement prior to the Closing of the Transactions. If the parties fail to enter into a Buyer Trademark Agreement by such date, this Agreement shall terminate and be of no further force and effect.

8.            This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be amended duly by an instrument in willing executed by the parties hereto.

9.            This Agreement shall be governed by and construed and enforced in accordance with the laws of the State or New York, without regard to its conflicts of law rules.

10.          This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

11.          The Agreement shall terminate and become null and void (and neither party shall have any liability to the other party hereunder) if the Closing shall not have occurred on or before June 30, 1997, or earlier if Buyer, NATC and Bolloré do not enter into the Buyer Trademark Agreement contemplated by Section 7 above.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BOLLORÉ TECHNOLOGIES S.A.

By:	/s/ Cedric Bollore
Name: Cédric Bolloré
Title: Marketing Director Industrial Divisions

NORTH ATLANTIC TRADING COMPANY, INC.

By:	/s/ Mark R. Graham
Name: MARK R. GRAHAM
Title: VC

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